Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (“Amendment”) is made as of November 1, 2022, by and between Mastech InfoTrellis, Inc., a Delaware corporation (hereinafter called the “Company”), Mastech Digital Data, Inc., a Delaware corporation and owner of all of the issued and outstanding shares of the Company (hereinafter called “MDD”), and the undersigned employee, Ganeshan Venkateshwaran (hereinafter called the “Executive”).

WHEREAS, Company, MDD and Executive are parties to an Executive Employment Agreement with an effective date of March 28, 2022, under which Executive is to be paid severance in the event his employment is terminated by Company;

WHEREAS, the Parties wish to amend the Executive Employment Agreement to revise the Severance Payment on the terms and subject to the conditions set forth herein.

THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

1.    In exchange for the Company calling the termination a resignation, Executive agrees that:

a.

Executive will be paid seven hundred thousand dollars ($700,000) (“Amended Severance Payment”) in lieu of the Severance Payment set forth in the Executive Employment Agreement. The Amended Severance Payment will be paid as follows:

i.	Five hundred fifty-thousand dollars ($550,000) will be paid out over a twelve (12) month period in accordance with normal payroll practices of the Company; and

ii.	One hundred fifty thousand ($150,000) will be paid out in a lump sum in accordance with normal payroll practices of the Company.

b.	Executive’s vesting in any unvested stock options will cease November 1, 2022.

c.	Executive’s exercise period for any vested options will be as set forth in the applicable Non-Qualified Stock Option Agreements.

2.    Except as expressly provided in this Amendment, all of the terms and provisions of the Executive Employment Agreement, including that the Severance Payment is subject to Executive signing a Release, are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Executive Employment Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Mastech InfoTrellis, Inc.

By	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Title:	CFO

Mastech Digital Data, Inc.

By	/s/ John J. Cronin, Jr.
Name:	John J. Cronin, Jr.
Title:	CFO

Ganeshan Venkateshwaran

By	/s/ Ganeshan Venkateshwaran